Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228603

 PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED February 20, 2019)
$40,000,000

NORDIC AMERICAN TANKERS LIMITED
COMMON SHARES
We have entered into an at market issuance sales agreement, or the Agreement, dated March 29, 2019, with B. Riley FBR, Inc., or B. Riley FBR, for the offer and sale of our common shares having an aggregate offering price of up to $40.0 million, offered by this prospectus supplement and accompanying prospectus.
In accordance with the terms of the Agreement, we may offer and sell our common shares at any time and from time to time through B. Riley FBR as our sales agent. Sales of our common shares, if any, under this prospectus supplement may be made in transactions that are deemed to be “at the market offerings” as defined und Rule 415 of the Securities Act of 1933, as amended, or the Securities Act.  Our sales agent is not required to sell any specific number or dollar amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with their respective normal trading and sales practices, on mutually agreed terms between the sales agent and us. Our common shares are listed on the NYSE under the symbol “NAT”. On March 28, 2019, the closing price of our common shares on the NYSE was $2.04 per share.

Investing in our common shares involves a high degree of risk. See the sections entitled “Risk Factors” on page S-4 of this prospectus supplement, the accompanying prospectus, and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, which is incorporated herein by reference.

Neither the Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
B. Riley FBR will receive from us a commission equal to 3.0% of the aggregate gross proceeds for any common shares sold through it as our sales agent under the Agreement. Under the Agreement, we have agreed to reimburse B. Riley FBR for certain expenses. See “Plan of Distribution.”
B. RILEY FBR
The date of this prospectus supplement is March 29, 2019

TABLE OF CONTENTS
Prospectus Supplement

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-i
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	S-i
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-4
USE OF PROCEEDS	S-5
CAPITALIZATION	S-6
DIVIDEND POLICY	S-8
TAX CONSIDERATIONS	S-9
PLAN OF DISTRIBUTION	S-10
EXPENSES	S-11
LEGAL MATTERS	S-11
EXPERTS	S-11
INFORMATION INCORPORATED BY REFERENCE	S-11
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-12

Prospectus

PROSPECTUS SUMMARY	1
RISK FACTORS	2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	3
SHARE HISTORY AND MARKETS	4
USE OF PROCEEDS	5
CAPITALIZATION	6
ENFORCEABILITY OF CIVIL LIBERTIES	7
PLAN OF DISTRIBUTION	8
DESCRIPTION OF SHARE CAPITAL	10
DESCRIPTION OF DEBT SECURITIES	13
DESCRIPTION OF WARRANTS	19
DESCRIPTION OF PURCHASE CONTRACTS	20
DESCRIPTION OF RIGHTS	21
DESCRIPTION OF UNITS	22
EXPENSES	23
LEGAL MATTERS	23
EXPERTS	23
WHERE YOU CAN FIND ADDITIONAL INFORMATION	23

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to United States dollars. Financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.  This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Information Incorporated by Reference” before investing in our common shares.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not and the sales agent has not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus or any sale of our common shares.
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include but are not limited to statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts in order to encourage companies to provide prospective information about their business. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This report and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “forecast”, “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.
The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
S-i

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in the supply and demand for vessels comparable to ours, changes in worldwide oil production and consumption and storage, changes in the Company's operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company's vessels, availability of financing and refinancing, our ability to obtain financing and comply with the restrictions and other covenants in our financing arrangements, availability of skilled workers and the related labor costs, compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery, general economic conditions and conditions in the oil industry, effects of new products and new technology in our industry, the failure of counter parties to fully perform their contracts with us, our dependence on key personnel, adequacy of insurance coverage, our ability to obtain indemnities from customers, changes in laws, treaties or regulations, the volatility of the price of our common shares; our incorporation under the laws of Bermuda and the different rights to relief that may be available compared to other countries, including the United States, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists, and other important factors under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2017, as well as those described from time to time in the reports filed by us with the Commission.
We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.
Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. NYSE is an appointed stock exchange under Bermuda law. Approvals or permissions given by the BMA do not constitute a guarantee by the BMA as to our performance or our creditworthiness. Accordingly, in granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or expressed in this prospectus or any prospectus supplement. Neither this prospectus nor any prospectus supplement needs to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.
S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-4 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017.
In this prospectus supplement, “we,” “us,” “our,” “the Company” and “NAT” all refer to Nordic American Tankers Limited and all of its subsidiaries. “Nordic American Tankers Limited” refers only to Nordic American Tankers Limited and not its subsidiaries. Terms used in this prospectus supplement will have the meanings described in the accompanying prospectus, unless otherwise specified. The common shares offered by this prospectus supplement include the related preferred share purchase rights.
Our Company
Nordic American Tankers Limited was incorporated as an exempted company under the laws of the Islands of Bermuda on June 12, 1995. We maintain our principal offices at the LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda.  Our telephone number at such address is (441) 292-7202.  We were formed for the purpose of acquiring and chartering double-hull tankers. We are an international tanker company originally formed for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. We currently own 23 vessels and the vessels in our fleet are homogenous and interchangeable, which is a business strategy we refer to as the “Nordic American System”.
Our Fleet
Our fleet currently consists of 23 Suezmax crude oil tankers, of which the vast majority have been built in Korea. The majority of our vessels are employed in the spot market, together with one vessels currently on longer term time charter agreement expiring in 2020 or later. The vessels are considered homogenous and interchangeable as they have approximately the same freight capacity and ability to transport the same type of cargo.
Vessel	Built	Deadweight Tons	Delivered
Nordic Freedom	2005	159,331	2005
Nordic Moon	2002	160,305	2006
Nordic Apollo	2003	159,998	2006
Nordic Cosmos	2003	159,999	2006
Nordic Grace	2002	149,921	2009
Nordic Mistral	2002	164,236	2009
Nordic Passat	2002	164,274	2010
Nordic Vega	2010	163,940	2010
Nordic Breeze	2011	158,597	2011
Nordic Zenith	2011	158,645	2011
Nordic Sprinter	2005	159,089	2014
Nordic Skier	2005	159,089	2014
Nordic Light	2010	158,475	2015
Nordic Cross	2010	158,475	2015
Nordic Luna	2004	150,037	2016
Nordic Castor	2004	150,249	2016
Nordic Sirius	2000	150,183	2016
Nordic Pollux	2003	150,103	2016
Nordic Star	2016	159,000	2016
Nordic Space	2017	159,000	2017
Nordic Aquarius	2018	157,000	2018
Nordic Cygnus	2018	157,000	2018
Nordic Tellus	2018	157,000	2018

The technical management of our vessels is handled by companies under direct instructions from NAT.  As of the date of this prospectus supplement, the ship management firms of V.Ships Norway AS, Columbia Shipmanagement Ltd, Cyprus and Hellespont Ship Management GmbH & Co KG, Germany, provide the technical management services.
Recent and Other Developments
During 2018 we sold 10 vessels.  The total gross proceeds for these sales was $97.6 million, including inventories and before costs of the transactions.  The sales are a part of our commercial strategy and represent an important modernization of our fleet, which now stands at 23 vessels. The NAT fleet has an average age of about 11 years.
Recapitalization
On February 12, 2019 we entered into a new five-year senior secured credit facility for $306.1 million that refinanced our outstanding balance on our previous credit facility. Borrowings under the new facility are secured by first priority mortgages over the Company’s vessels (excluding the three vessels under sale leaseback agreements with a subsidiary of Ocean Yield ASA) and assignments of earnings and insurance. The loan is amortizing with a twenty-year maturity profile, carries a floating LIBOR interest rate plus a margin and matures in February 2024. Further, the agreement contains a discretionary cash amortization mechanism for the lender that equals 50% of the net earnings from the collateral vessels, less capex provision and fixed amortization. The agreement contains covenants that requires us to maintain a minimum of $30.0 million in unrestricted cash and a loan-to-vessel value ratio of maximum 70%. We are free to distribute dividends as long as we comply with the covenants described above.  As of March 28, 2019, we were in compliance with all covenants under the secured credit facility.
Dividend
On March 15, 2019 we paid a cash dividend of $0.04 per share for the fourth quarter of 2018.  NAT has a policy to maximize dividend payments within its financial flexibility.

The Offering
Issuer	Nordic American Tankers Limited
Common shares outstanding as of March 28, 2019	141,969,666 common shares(1)
Common shares offered by this prospectus supplement
Common shares with an aggregate offering price of up to $40.00 million or 19,607,843 common shares at an assumed offering price of $2.04 per share, which was the last reported closing price of our common shares on the NYSE on March 28, 2019.

Use of Proceeds
The net proceeds of this offering will be used for general corporate purposes. We expect that the net proceeds of this offering will be $38.545 million, after deducting estimated commissions and estimated offering expenses, and assuming a sale of 19,607,843 common shares at an assumed offering price of $2.04 per share, the last reported closing price of our common shares on the NYSE on March 28, 2019. We refer you to the section entitled “Use of Proceeds.”

Listing	Our common shares are listed on NYSE under the symbol “NAT.”
Risk Factors
Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” on page S-4 in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, which is incorporated by reference in this prospectus supplement, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission, that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with this offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus.

(1)
Under our Memorandum of Association, our authorized share capital consists of 360,000,000 shares, par value $0.01 per share. The number of common shares outstanding is based on shares outstanding as of March 28, 2019 and excludes the sale of 19,607,843 additional common shares offered hereunder.

RISK FACTORS
Investing in our common shares involves risks. You should carefully consider the risks set forth below and discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with this offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus.
Investors may experience significant dilution as a result of this offering and future offerings.

Based on an assumed offering price of $2.04 per share, which was the last reported closing sales price of our common shares on the NYSE on March 28, 2019, the offering of an additional $40.0 million of our common shares would result in the offer and sale of 19,607,843 common shares, following which we would have 161,577,509 common shares outstanding, which as of March 29, 2019 represents an increase of approximately 13.8% in our issued and outstanding common shares. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may offer additional common shares in the future at a price per share that is less than the price per share paid by investors in this offering, which may result in additional significant dilution to investors in this offering.

We may use the net proceeds of this offering for purposes with which you do not agree.
The net proceeds of this offering will be used for general corporate purposes and to supplement our working capital requirements. To the extent that we do not use the net proceeds for the stated use of proceeds, we may use the net proceeds for other purposes with which you do not agree. Please see “Use of Proceeds.”
The actual number of shares we will issue under the Agreement with the sales agent, at any one time or in total, is uncertain.
Subject to certain limitations set forth in the Agreement with the sales agent and compliance with applicable law, we have the discretion to deliver placement notices to the sales agent at any time throughout the term of the Agreement. The number of shares that are sold by the sales agents after we deliver a placement notice will fluctuate based on the market price of our common share during the sales period and limits we set with the sales agent, and we cannot guarantee that the sales agent will be able sell all or any of the shares that we intend to sell under the Agreement.

USE OF PROCEEDS
The net proceeds of this offering will be used for general corporate purposes. We expect that the net proceeds of this offering will be approximately $38.545 million, after deducting estimated commissions and estimated offering expenses, and assuming a sale of 19,607,843 common shares at an assumed offering price of $2.04 per share, the last reported closing sales price of our common shares on the NYSE on March 28, 2019.
We cannot assure you that we will use the proceeds of this offering for the stated purposes and we may use the net proceeds for other purposes with which you do not agree. See “Risk Factors—We may use the net proceeds of this offering for purposes with which you do not agree.”

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2018 on a historical basis and on an as adjusted basis to give effect to:
•
the payment on December 7, 2018 of a cash dividend of $0.01 per common share, or an aggregate of approximately $1.4 million, in respect of the third quarter of 2018 and payment on March 15, 2019 of a cash dividend of $0.04 per common share, or an aggregate of approximately $5.7 million, in respect of the fourth quarter of 2018.

•	the entry into a new five year senior secured credit facility for $306 million on February 12, 2019 that fully repaid our outstanding balance under our previous credit facility.
•	and on a further adjusted basis to give effect to the issuance and sales of common shares in this offering and the use of net proceeds therefrom.
There have been no other significant adjustments to our capitalization since September 30, 2018, as so adjusted.
You should read the adjusted capitalization table information below in connection with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.
	September 30, 2018
Dollars in thousands	Actual	As Adjusted	As Further Adjusted
Debt:
Long term debt (1)	414,372	398,738	398,738
Current portion of long term debt (2)	4,654	22,679	22,679
Total debt	419,026	421,417	421,417
Shareholders’ equity:
Common shares, $0.01 par value, outstanding actual (141,969,666 shares, including 22,000 treasury shares), as adjusted (141,969,666 shares including 22,000 treasury shares) and as further adjusted (shares including 22,000 treasury shares) (3)	1,420	1,420	1,616
Additional paid-in capital (3) (4)	388,868	388,868	427,217
Contributed Surplus (5)	572,217	565,120	565,120
Accumulated other Comprehensive Income	(1,118)	(1118)	(1,118)
Retained deficit	(297,366)	(297,366)	(297,366)
Total shareholders’ equity (5)	614,021	606,923	645,468
Total capitalization	1,033,047	1,028,340	1,066,885

(1)	Outstanding amounts under our revolving credit facility were $337.0 million as of September 30, 2018.
$80.7 million relates to Ocean Yield financing arrangement.
(2)	Current portion of long term debt consist of $15.3 million related to Beal Bank and $7.4 million relates to the Ocean Yield financing arrangement.
(3)
Common shares and additional paid-in capital exclude (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan.  Common shares and additional paid-in capital do not reflect the reduction of the entirety of the Company’s share premium account, of approximately $215.4 million, to zero and the credit of the same amount to the Company’s contributed surplus account, which we expect to occur on or about December 29, 2017 following shareholder approval at our annual meeting.

(4)	Additional paid-in capital, as further adjusted, includes estimated fees and expenses of approximately $1.25 million relating to this offering.
(5)
Contributed surplus and total shareholders’ equity, as adjusted, reflect a reduction of $7.0 million related to our payment of our third and fourth quarter 2018 dividend of $0.01 per share and $0.04 per share.

DIVIDEND POLICY
Our policy is to declare quarterly dividends to shareholders as determined by the Board. The dividend to shareholders could be higher than the operating cash flow or could be lower than the operating cash flow after reserves as the Board may from time to time determine are required, taking into account contingent liabilities, the terms of our credit facility dated February 12, 2019, our other cash needs and the requirements of Bermuda law.
Total dividends distributed in 2018 were $9.9 million or $0.07 per share. The quarterly dividend payments per share in 2018, 2017, 2016, 2015 and 2014 have been as follows:

Period	2018	2017		2016	2015	2014
1st Quarter	0.03	$0.20		$0.43	$0.22	$0.12
2nd Quarter	0.01	0.20		0.43	0.38	0.23
3rd Quarter	0.02	0.15	**	0.25	0.40	0.28	*
4th Quarter	0.03	0.03		0.26	0.38	0.14
Total	$0.07			$1.37	$1.38	$0.77

*	Includes $0.16 per share distributed as dividend-in-kind.
**	Includes $0.05 per share distributed as dividend-in-kind.

TAX CONSIDERATIONS
Please see the section titled “Additional Information—Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017.

PLAN OF DISTRIBUTION
We have entered into a sales agreement with B. Riley FBR, Inc., or B. Riley FBR, on March 29, 2019, under which we may offer and sell our common shares having an aggregate offering price of up to $40,000,000 from time to time through or to B. Riley FBR as sales agent or principal. Sales of our common shares, if any, under this prospectus may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act.
Each time we wish to issue and sell our common shares under the sales agreement, we will notify B. Riley FBR of the number or dollar value of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares that may be sold in one day, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed B. Riley FBR, unless B. Riley FBR declines to accept the terms of the notice, B. Riley FBR has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of B. Riley FBR under the sales agreement to sell our common share are subject to a number of conditions that we must meet.
We will pay B. Riley FBR commissions for its services in acting as agent in the sale of our common shares at a commission rate equal to 3.0% of the aggregate gross proceeds of the sales. We have also agreed to reimburse B. Riley FBR for its reasonable out-of-pocket expenses, including attorney’s fees, in an amount not to exceed $50,000. We estimate that the total expenses for the offering, excluding compensation payable to B. Riley FBR under the sales agreement, will be approximately $0.255 million.
Settlement for sales of common share will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and B. Riley FBR in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
In connection with the sale of the common share on our behalf, B. Riley FBR will be deemed to be an underwriter within the meaning of the Securities Act, and its compensation as sales agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to B. Riley FBR against certain civil liabilities, including liabilities under the Securities Act.
The offering pursuant to the sales agreement will terminate upon the earlier of (1) the issuance and sale of all common shares subject to the sales agreement; and (2) the termination of the sales agreement as permitted therein.
B. Riley FBR and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services it may in the future receive customary fees. To the extent required by Regulation M, B. Riley FBR will not engage in any market making activities involving our common share while the offering is ongoing under this prospectus supplement. This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed with the SEC and is incorporated by reference into the registration statement of which this prospectus supplement is a part.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.
SEC registration fee	$4,848	*
Legal fees and expenses	$150,000
Accounting fees and expenses	$50,000
Miscellaneous	$152

Total	$205,000

* Previously paid.
LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law. The sales agent is being represented by Morgan, Lewis & Bockius, Palo Alto, California.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2017 have been so incorporated in reliance on the report of KPMG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. KPMG is a member of Den norske Revisorforening.
INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this prospectus supplement.
We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 that indicate that they are incorporated by reference herein until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus supplement.
•
Our Report on Form 6-K filed with the Commission on November 29, 2019, which includes management’s discussion and analysis of financial conditions and results of operations and the condensed financial statements of the Company, as of and for the nine months ended September 30, 2018.

•	Our Annual on Form 20-F for the year ended December 31, 2017, filed with the Commision on May 15, 2018, which contains our audited consolidated financial statements for the year end 2017.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus supplement by writing or telephoning us at the following address:
Nordic American Tankers Limited
LOM Building
27 Reid Street
Hamilton, HM 11, Bermuda
+1 (441) 292-7202
Attn: Herbjørn Hansson
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act of 1933, as amended, we filed a registration statement on Form F-3 (Registration No. 333-228603) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.
Government Filings
We file annual and special reports within the SEC. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We maintain a website which can be accessed at https://www.nat.bm/.

Prospectus
$500,000,000

NORDIC AMERICAN TANKERS LIMITED

Common Shares, Preferred Share Purchase Rights, Preferred Shares,
Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common shares (including preferred share purchase rights),

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts

(6)	our rights, and

(7)	our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.
The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
An investment in these securities involves a high degree of risk. See the section entitled  "Risk Factors" on page 3 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 20, 2019.

i

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or "U.S. GAAP." We have a fiscal year end of December 31.

This prospectus is part of a registration statement filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common shares (including preferred share purchase rights), preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we have filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled "Where You Can Find Additional Information."

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange, or the NYSE, is an appointed stock exchange under Bermuda law. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Neither this prospectus nor any prospectus supplement needs to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

Notwithstanding the above general permission, the BMA has granted the Company permission, subject to the common shares of the Company being listed on an appointed stock exchange, to issue, grant, create, sell and transfer any of the Company's other shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange.

Neither the BMA nor the Registrar of Companies accepts any responsibility for our financial soundness or for the correctness of any of the statements made or opinions expressed in this prospectus or any prospectus supplement.
ii

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the "Risk Factors" and our consolidated financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to "we," "our," "us" and the "Company" refer to Nordic American Tankers Limited. We use the term deadweight, or "dwt," in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

Nordic American Tankers Limited was formed on June 12, 1995 under the laws of the Islands of Bermuda. We were formed for the purpose of acquiring and chartering double-hull tankers. We are an international tanker company originally formed for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. We currently own 25 vessels and each is approximately 156,000 dwt.  We expect that our fleet will expand when the timing is right. The vessels in our fleet are homogenous and interchangeable, which is a business strategy we refer to as the "Nordic American System".

Our Fleet

Our fleet currently consists of 25 Suezmax crude oil tankers. The majority of our vessels are employed in the spot market, together with five vessels currently on longer term time charter agreements. The vessels are considered homogenous and interchangeable as they have approximately the same freight capacity and ability to transport the same type of cargo.

Vessel	Built	Deadweight Tons
Nordic Freedom	2005	159,331
Nordic Moon	2002	160,305
Nordic Apollo	2003	159,998
Nordic Cosmos	2003	159,999
Nordic Sprite	1999	147,188
Nordic Grace	2002	149,921
Nordic Mistral	2002	164,236
Nordic Passat	2002	164,274
Nordic Vega	2010	163,940
Nordic Breeze	2011	158,597
Nordic Aurora	1999	147,262
Nordic Zenith	2011	158,645
Nordic Sprinter	2005	159,089
Nordic Skier	2005	159,089
Nordic Light	2010	158,475
Nordic Cross	2010	158,475
Nordic Luna	2004	150,037
Nordic Castor	2004	150,249
Nordic Sirius	2000	150,183
Nordic Pollux	2003	150,103
Nordic Star	2016	159,000
Nordic Space	2017	159,000
Nordic Aquarius	2018	157,000
Nordic Cygnus	2018	157,000
Nordic Tellus	2018	157,000

Technical Management

The technical management of our vessels is handled by companies under direct instructions from NAT. As of the date of this prospectus, the ship management firms of V.Ships Norway AS, Columbia Shipmanagement Ltd, Cyprus and Hellespont Ship Management GmbH & Co KG, Germany, provide the technical management services.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the risks set forth below and the discussion of risks under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2017, as amended, filed with the Commission on May 15, 2018, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities.  Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference."  In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders' proportionate ownership interest in us may decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This report and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words "believe," "expect," "anticipate," "estimate," "intend," "plan," "target," "project," "likely," "may," "could" and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in the petroleum production levels set by the Organization of the Petroleum Exporting Countries, or OPEC, and worldwide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hire, failure on the part of a seller to complete a sale of a vessel to us and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the NYSE, on which our shares are listed under the symbol "NAT." You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading "Share History and Markets" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017.

The following table below sets forth the high and low market prices for each of the periods indicated for shares of our common shares as reported by the NYSE:

	NYSE HIGH	NYSE LOW
For the quarter ended:
December 31, 2017	$5.85	$2.45
March 31, 2018	$2.68	$1.82
June 30, 2018	$3.00	$1.82
September 30, 2018	$2.99	$1.95

The high and low market prices for our common shares by month since May 2018 have been as follows:

	NYSE HIGH	NYSE LOW
For the month:
May 2018	$2.47	$1.85
June 2018	$3.00	$2.12
July 2018	$2.99	$2.25
August 2018	$2.54	$2.02
September 2018	$2.26	$1.95
October 2018	$2.82	$2.07
November 2018*	$3.47	$2.60

*	As of November 28, 2018

USE OF PROCEEDS

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on the Company's consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•
trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

In addition, we may enter into options or other types of transactions that require us to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.  As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares.  However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by us pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold under this Registration Statement.

If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF SHARE CAPITAL

Under our Memorandum of Association, as amended, our authorized capital consists of 180,000,000 shares having a par value of $0.01 per share, of which 141,969,666 shares are issued and outstanding as of the date of this prospectus. All of our shares are in registered form. Our common shares are listed on the NYSE under the symbol "NAT."

Share History

In 2015, 193,000 shares under the 2011 Equity Incentive Plan were distributed to employees.

In December 2015, we amended and restated the 2011 Equity Incentive Plan to reserve an additional 137,665 restricted shares for issuance to persons employed in the management of the Company and members of the Board of Directors under the same terms as the original plan.  The holders of the restricted shares are entitled to voting rights as well as to receive dividends paid during the trade restriction period.

On September 30, 2016, we issued 12,650,000 common shares at $10.00 per share in an underwritten registered follow-on offering. The net proceeds of the offering were primarily used to finance three newbuildings from Samsung, which we announced in October 2016 with expected delivery in the second half of 2018.

On December 15, 2017, we issued and sold 40,000,000 shares at $2.75 per share in an underwritten registered follow-on offering.

As of November 28, 2018, we have 141,969,666 common shares issued and outstanding.

Memorandum of Association and Bye-Laws

The following description of our share capital summarizes the material terms of our Memorandum of Association and our bye-laws.

Under our Memorandum of Association, as amended, our authorized capital consists of 180,000,000 common shares having a par value of $0.01 per share.

The purposes and powers of the Company include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our bye-laws provide that our Board of Directors shall convene and the Company shall hold annual general meetings of shareholders in accordance with the requirements of the Companies Act at such times and places as the Board shall decide. However, under Bermuda law, a company may by resolution in general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely.  Our Board of Directors may call special general meetings of shareholders at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special general meetings.

Under our bye-laws, five days advance notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting unless, in the case of an annual general meeting, a shorter notice period for such meeting is agreed to by all of the shareholders entitled to vote thereat and, in the case of any other meeting, in accordance with the requirements of the Companies Act a shorter notice period for such meeting is agreed to by at least 95% of the shareholders entitled to vote thereat. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date for the purpose of identifying the persons entitled to receive notice of and vote at a meeting of shareholders at any time before or after the date on which such notice is dispatched.

Our Board of Directors must consist of at least three and no more than 11 directors, or such number in excess thereof as the Board of Directors may from time to time determine by resolution. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. Casual vacancies on our Board of Directors may be filled by a majority vote of the then-current directors.

Any director retiring at an annual general meeting will be eligible for reappointment and will retain office until the close of the meeting at which such director retires or (if earlier) until a resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint such director is put to a vote at the meeting and is lost. If a director's seat is not filled at the annual general meeting at which he or she retires, such director shall be deemed to have been reappointed unless it is resolved by the shareholders not to fill the vacancy or a resolution for the reappointment of the director is voted upon and lost. No person other than a director retiring shall be appointed a director at any general meeting unless (i) he or she is recommended by the Board of Directors or (ii) a notice executed by a shareholder (not being the person to be proposed) has been received by our secretary no less than 120 days and no more than 150 days prior to the date our proxy statement is released to shareholders in connection with the prior year's annual general meeting declaring the intention to propose an individual for the vacant directorship position.

A director may at any time summon a meeting of the Board of Directors. The quorum necessary for the transaction of business at a meeting of the Board of Directors may be fixed by the Board of Directors and, unless so fixed at any other number, shall be two directors. Questions arising at any meeting of the Board of Directors shall be determined by a majority of the votes cast.

Our bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested.

Our bye-laws permit us to increase our authorized share capital with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Shareholders present in person or by proxy and entitled to vote at a meeting of shareholders representing the holders of at least one-third of the issued shares entitled to vote at such general meeting shall be a quorum for all purposes.

Under our bye-laws, our Board of Directors is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the Board of Directors may determine. The Board of Directors may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the Board of Directors may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares.

Subject to Bermuda law, special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution of the holders of such shares voting in person or by proxy.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our bye-laws provide that our Board of Directors may, from time to time, subject to compliance with the provisions of the Companies Act, declare and pay dividends or distributions out of contributed surplus, which we refer to collectively as dividends. Each common share is entitled to dividends if and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision indemnifying the Company's directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company's request.

Our bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or by reason of any act done, conceived in or omitted in the conduct of the Company's business or in the discharge of his duties except in respect of fraud or dishonesty. In addition, each indemnitee shall be indemnified out of the assets of the Company against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee's favor, or in which he is acquitted.

Under our bye-laws, we and our shareholders have agreed to waive any claim or right of action we or they may have at any time against any indemnitee on account of any action taken by such indemnitee or the failure of such indemnitee to take any action in the performance of his duties with or for the Company with the exception of any claims or rights of action arising out of fraud or actions to recover any gain, personal profit or advantage to which such indemnitee is not legally entitled.

Our Board of Directors may, at its discretion, purchase and maintain insurance for, among other persons, any indemnitee or any persons who are or were at the time directors, officers or employees of the Company, or of any other company in which the Company has a direct or indirect interest that is allied or associated with the Company, or of any subsidiary undertaking of the Company or such other company, against liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company, subsidiary undertaking or any such other company.

Our Memorandum of Association may be amended with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy and our bye-laws may be amended by approval by not less than 75% of the votes cast in respect of our issued and outstanding common shares represented in person or by proxy.

Dividend Reinvestment and Direct Stock Purchase Plan

We have a Dividend Reinvestment and Direct Stock Purchase Plan allowing existing shareholders to purchase additional common shares by reinvesting all or a portion of the dividends paid on their common shares. We currently do not have an effective registration statement relating to the plan and cannot offer initial investments into the Company or accept any cash investments through the plan.

Description of Preferred Shares

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the Board may determine, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The Board may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the Board may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alteration or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Shareowner Services LLC.

Listing

Our common shares are listed on the NYSE under the symbol "NAT."

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings.  We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as "subsequent filings."  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued.  The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above.  Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

Any series of debt securities maVy have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-rVelated issues; or

(7)	waives a redemVption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which

•	continues for 60 days after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Form of Debt Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either in registered form, where our obligation runs to the holder of the security named on the face of the security, or in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest in that registered global security, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders of a registered global security or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability to owners of beneficial interests for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

We expect that the indenture will provide that if the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will be required to issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture is expected to allow us to decide, at any time and in our sole discretion, to not have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

If we issue registered global securities, we expect that the Depository Trust Company, or DTC, will act as depository and the securities will be registered in the name of Cede & Co., as DTC's nominee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see the section entitled "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities.  The applicable prospectus supplement will describe the terms of the offered units.  We expect that such terms will include, among others:

•
the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$60,600
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
FINRA fee	$	*
NYSE Supplemental Listing Fee	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. law.

EXPERTS

The consolidated financial statements of Nordic American Tankers Limited and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses an opinion that Nordic American Tankers Limited and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Nordic American Tankers Limited and subsidiaries lacked effective controls to ensure the proper application of Accounting Standards Codification (''ASC'') 205-40, Going Concern.

The consolidated financial statements of Nordic American Offshore Ltd. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•
Current report on Form 6-K, furnished with the Commission on November 29, 2018, which contains Management's Discussion and Analysis of Financial Condition and Operations and our unaudited condensed consolidated interim financial statements as of and for the nine-months ended September 30, 2018.

•
Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on May 15, 2018, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	The description of the preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on June 16, 2017

•	The description of our common share set forth in our Registration Statement on Form 8-A, filed with the Commission on November 12, 2004, as amended.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Nordic American Tankers Limited
Attn: The Secretary
LOM Building
27 Reid Street
Hamilton HM 11
Bermuda
(441) 292-7202
http://www.nat.bm

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

$40,000,000

Common Shares
PROSPECTUS SUPPLEMENT
B. RILEY FBR